 Intergraph Reports Second Quarter 2003 Results

For Immediate Release                                                                         Contact:  Eugene H. Wrobel

                                                                                                                  Vice President and Treasurer

                                                                                                                  (256) 730-2118

Intergraph Reports Second Quarter 2003 Results

HUNTSVILLE, Ala.,July 30, 2003-- Intergraph Corporation <NASDAQ: INGR> today reported operating results for its second quarter ended June 30, 2003.

          For the quarter, Intergraph reported operating income of $2.9 million and net income of $0.8 million on revenues of $127.3 million.  Net income was $.02 per share (basic and diluted).

(In millions)	Q2 2003	Q1 2003	Q2 2002	6 months 2003	6 months 2002	Q3 2003 forecast
Revenues	$127.3	$120.6	$122.6	$247.9	$245.7	$126.0
Income from operations	$ 2.9	$ 4.2	$ 2.9	$ 7.1	$ 8.0	$ 3.4
Net income(a) includes intellectual property settlement	$ 0.8	$ 8.1(a)	$ 280.6(a)	$ 8.9(a)	$285.0(a)

          In comparison to Q1 2003, revenues increased in all business units and was 6% higher in total.  Gross margins improved slightly to just over 48% but income from operations decreased $1.4 million due to higher operating expenses.

          In comparison to Q2 2002, revenues increased 4%, and income from operations was flat due to higher operating expenses in Q2 2003.  Net income was substantially higher in Q2 2002 because the Company received a $300 million settlement of an intellectual property lawsuit.

          Operating Expenses of $58.7 million for Q2 2003 were $6.4 million higher than Q1 2003.  Product development expenses increased from last quarter due to higher investments in several new product offerings in the PPO business unit and, in the IMGS business unit, less R&D costs qualified for capitalization because of the completion of certification of two products.  Sales and marketing expenses were slightly higher primarily due to support of an IMGS international user conference in May.  General and administrative expenses increased from last quarter, primarily due to severance expenses, higher Corporate legal expenses, retention bonuses for employees of Z/I Imaging, and the impact of provisions for doubtful accounts from quarter to quarter.   We expect product development and sales and marketing expenses to continue around the Q2 levels in Q3 2003. General and administrative expenses should decline in Q3.

          Total Other Expense, Net for the quarter was $3.1 million. The Company incurred $4.3 million of intellectual property expense (legal fees and other expenses associated with protecting and licensing the Company's intellectual property) during the quarter and earned $1.7 million of interest income.

          Income Tax Benefit was $1.0 million for the quarter, primarily due to the Company prevailing on a disputed issue with the IRS for which benefit had not previously been taken.  The IRS changed its position after losing a series of court cases.  The effective tax rate will fluctuate from quarter to quarter, depending on the countries in which taxable income is earned.

          The Balance Sheet continues to reflect a strong financial position.  Cash and short-term investments increased from $475.4 million at the end of the first quarter 2003 to $498.6 million at June 30, 2003.  Approximately $12 million of the increase is due to a reclassification of 1.5 million shares of Creative Technologies, Inc. common stock to short-term investments.  All of the Company's shares of Creative were sold in July 2003.  In addition, IBM paid the remaining $5 million of its $10 million balancing payment under the January 30, 2003, cross-licensing agreement between the two companies.

Business Outlook

          Information contained in this news release (including this Business Outlook) includes statements that are forward-looking as defined in Section 21E of the Securities Exchange Act of 1934.  Readers are cautioned against placing undue reliance on any forward-looking statements.  Please refer to the "Cautionary Note Regarding Forward-Looking Statements" at the end of this news release.

          All of our businesses are seeing some signs of improvement, but the signs are weak and global political events continue to produce uncertainties.  For the year, systems and services bookings have exceeded revenues for every business unit of the Company.  We have continued to be profitable during these uncertain times and believe in the strength of our refocused Company.  However, it is prudent to remain cautious and we will only provide forecasts for the next quarter until we can see more positive changes in the IT sector of the economy.

          As reported earlier, Halsey Wise was selected as the Company's President and Chief Executive Officer, effective July 28, and immediately joined the Intergraph Board of Directors.  Wise succeeds Jim Taylor who announced last fall his intention to retire.  Mr. Taylor also has retired from the Intergraph Board of Directors but will remain as a consultant to the Company with the primary responsibility of managing the Company's Intellectual Property litigation.  Mr. Sid McDonald, a director since 1997, has been elected Chairman of the Intergraph Board of Directors.  Mr. McDonald served previously as the lead outside director and Chairman of the Compensation Committee.

Capitalization

          The Company repurchased 211,500 shares of its common stock in Q2 2003 and has repurchased approximately 5.4 million shares since the program was initiated in late 2001.  Total expenditures under the program through June 30, 2003 have been $94.8 million.  Intergraph's $250 million stock repurchase program is scheduled to expire on December 31, 2005.

Review of Intergraph's Core Businesses

          Intergraph consists of four core business units and a corporate oversight function.  The core business units are managed as separate businesses.  The Company continues to believe that providing the following level of detail about each business unit will help investors make informed decisions.

Process, Power & Offshore (PPO)

(In millions)	Q2 2003	Q1 2003	Q2 2002	6 months 2003	6 months 2002	Q3 2003 forecast
Revenues

	$32.7	$30.5	$30.9	$63.2	$60.1	$ 31.5
Income from operations	$ 4.3	$ 4.2	$ 5.0	$ 8.5	$ 9.2	$ 3.3

          For Q2 2003, Process, Power & Offshore (PPO) reported revenues of $32.7 million, an increase of 7% compared to the first quarter of 2003 and a 6% increase over the second quarter of 2002.  The second quarter of 2003 represented the largest revenue quarter for the PPO division since the Company began reporting vertical segment results in 2001.  For the first six months of 2003, revenues totaled $63.2 million, an increase of 5% over the prior year's comparable period.  The revenues increase was mainly due to higher software maintenance revenues -- namely, a large contract signed with GRAD, a consortium of shipbuilders (Samsung Heavy Industries, Universal Shipbuilding Corporation and Odense Steel Shipyard) for new shipbuilding applications.  Operating income was $4.3 million for the quarter, a 3% increase compared to the first quarter and a 14% decrease from the second quarter of 2002.  This year-to-year decrease was mainly due to higher shipbuilding product development expenses in the second quarter of 2003.  Operating income was $8.5 million for the first six months, a $0.8 million decrease from the prior year's comparable period.  The lower operating income for the six-month period was due mainly to higher operating expenses in 2003 that were partly offset by higher maintenance gross margins.  Operating income for the second half of 2003 is expected to be lower than the first half of 2003 due to investments in several new product offerings including SmartPlant® 3D for plant design and IntelliShip for ship design and construction.

          Second quarter revenues remained strong in oil and gas (both on- and offshore) and in the pharmaceutical sector.  The power generation segment remained weak, whereas the chemical industry segment recovered.  Significant wins for the quarter included the signing of a global alliance agreement with BASF, a software license and maintenance contract with Jacobs Engineering, a software license and maintenance contract with GRAD, and a strategic software and development contract with Chiyoda Engineering.  In 2003, the division is encouraged by the growing demand for its integrated data and document management solutions, namely SmartPlant Foundation®, which is offsetting a slight decrease in the demand for 3D design licenses due to the weak worldwide economy.  Compared to the first six months of 2002, revenues are up in the European and Asia Pacific regions, while the Americas region reported slightly lower revenues.  For the second quarter of 2003, revenues in the European and Americas regions were up 13% and 5%, respectively, compared to the first quarter.  For the remainder of 2003, we see Asia Pacific as our strongest growth region, followed closely by the European region.  We also expect a recovery in the Americas region.

          For Q3 2003, the division forecasts revenues of $31.5 million and operating income of $3.3 million.

Intergraph Public Safety (IPS)

(In millions)	Q2 2003	Q1 2003	Q2 2002	6 months 2003	6 months 2002	Q3 2003 forecast	Backlog
Revenues

	$16.9	$16.5	$17.7	$33.4	$31.6	$16.0	$43.5
Income from operations	$ 3.6	$ 3.5	$ 3.5	$ 7.0	$ 6.4	$ 2.8

          For Q2 2003, Intergraph Public Safety is reporting revenues and operating income slightly above Q1 2003 levels.  The increase in revenues is primarily the result of a larger installed base of maintenance contracts.  The increase in income from operations is a result of higher overall gross margins that offset an increase in operating expenses.  In comparison to the second quarter of 2002, revenues declined 5% primarily because of the loss of revenues from a large services contract in Australia that ended in Q3 2002.  Income from operations increased slightly from Q2 2002, due to higher overall gross margins.

          On a year-to-date basis, 2003 revenues and income from operations are approximately 6% and 10% higher, respectively, than the first six months of 2002.  Additional projects and a substantial increase in maintenance revenues offset the loss of revenues from the large services contract in Australia.  The new projects and the additional maintenance contracts carry higher gross margins than the lost services contract, which more than compensated for an increase in operating expenses for the six months ended June 30, 2003.

          In Q2 2003, IPS signed new contracts in the U.S. ranging in size from $1.2 million to $2.4 million with the City of Huntington Beach, California; the Bi-County Police Information Network (BiPIN), a consortium of various law enforcement agencies in Franklin and Benton Counties, Washington; the County of Frederick, Maryland and the County of El Paso,Texas.

          In Asia, IPS signed a contract for approximately $7.2 million to supply and maintain a Mobile Data Network to enable communications in police, fire and ambulance vehicles for the Victorian Government, Australia.

          In Europe, IPS successfully completed deployment of the nationwide ASTRID system for Belgium.  ASTRID includes systems for dispatching all police emergency events for each of the ten provinces in Belgium.  The systems are fully integrated with a new radio system for voice and data.

          These new contracts in the U.S. and Asia helped increase backlog by $6.2 million to $43.5 million at June 30, 2003.

Intergraph Solutions Group (ISG)

(In millions)	Q2 2003	Q1 2003	Q2 2002	6 months 2003	6 months 2002	Q3 2003 forecast	Backlog
Revenues	$30.1	$27.5	$30.5	$57.6	$66.4	$29.4	$75.7
Income from operations	$ 2.8	$ 1.1	$ 1.9	$ 4.0	$ 4.4	$ 1.9

          For Q2 2003, ISG is reporting a 9% increase in revenues compared to Q1 2003, and a significant increase in operating income.  The increase in revenues was due to a $1.6 million delivery of the Company's ruggedized workstations to the U.S. Navy and overall growth in the division's Department of Defense (DOD) services business.  The growth in DOD services was due to the Enhanced Technical Information Management System (ETIMS) contract with the U.S. Air Force.  The ETIMS contract was awarded to ISG in Q2 2003 and has a total value of $54.2 million, of which $7.6 million has been funded to date.  The increase in operating income was due to the combined effects of higher gross margins and relatively flat operating expenses.  In comparison to Q2 2002, total revenues were relatively flat and operating income increased 52% due to higher maintenance gross margins and lower operating expenses.

          On a year-to-date basis, ISG is reporting revenues of $57.6 million, which is 13% less than the $66.4 million reported in the first six months of 2002.  The reduction in year-to-date revenues was due to a high revenue level in Q1 2002 (which was the result of programs delayed from Q4 2001 to Q1 2002 in the aftermath of the September 11 attacks) and the ongoing decline in the legacy hardware maintenance business.  Operating income for the first half of 2003 was $4.0 million, 10% less than the $4.4 million in operating income for the first half of 2002.  The reduction in operating income was a result of the lower revenues, partially mitigated by lower operating expenses.

          Total systems and services backlog grew by $16.1 million during the second quarter.  Ending backlog was $75.7 million for Q2, reflecting the funded portion of the Air Force ETIMS contract ($7.6 million) and the receipt of forecasted orders from other DOD agencies.  ISG remains cautiously optimistic of ongoing strength in the federal government sector, specifically the DOD.  The continued shortfall in state government budgets and economic conditions in the commercial IT sector continue to limit future growth opportunities in those segments.

          For Q3, ISG is forecasting revenues of $29.4 million and operating income of $1.9 million.  The expected decrease in operating income is a result of expected lower revenues and lower gross margins from third-party product deliveries in Q3.

Intergraph Mapping and Geospatial Solutions (IMGS)

(In millions)	Q2 2003	Q1 2003	Q2 2002	6 months 2003	6 months 2002	Q3 2003 forecast	Backlog
Revenues

	$48.5	$46.8	$46.5	$95.3	$92.8	$50.0	$67.7
Income (loss) from operations	$ (1.2)	$ 0.2	$ (1.2)	$ (1.0)	$ (1.3)	$ 1.0

          For Q2 2003, IMGS is reporting $48.5 million in revenues and an operating loss of $1.2 million.  As compared to the previous quarter, total revenues increased by $1.8 million with operating income declining by $1.4 million, due primarily to a non-recurring adjustment of $1.3 million in the Z/I Imaging business.  Driving the increase in revenues were higher maintenance revenues because of a larger installed base and retroactive contract coverage, higher professional services revenues in the European, U.S. and Asia Pacific regions, and significant map production project completions in our Intergraph Services Company unit.

          Higher gross margins in the period were offset by the non-recurring adjustment in the Z/I Imaging business.  The adjustment was primarily an inventory write-off as a result of a physical inventory.  Operating expenses were 13% higher in the second quarter over the first quarter due to a combination of less capitalized software costs as product certifications reached completions and higher marketing expenses in support of the international user conference in May.  In comparison to Q2 of 2002, revenues are 4% higher, while the loss from operations remained flat.  On a year-to-date basis, total revenues are 3% higher than 2002, mainly the result of higher maintenance and professional services revenues, and the operating loss is $0.2 million lower, due primarily to a decline in total operating expenses.

          Although IMGS reported an operating loss in this quarter, management sees several positive indicators for the rest of the year.  First, the core business base was able to achieve targeted revenue growth projections despite short-term delays in several key business opportunities.  These business opportunities remain in our 2003 forecast and include major Mapping and GIS projects in the United States, Poland, Russia, India, Germany and United Kingdom.  Second, we are pleased to report that Z/I Imaging continues to build a market presence for its Enterprise Production System with the successful introduction of its Digital Mapping Camera (DMC) system and new sales of TerraShare, its Image Management and Distribution solution.  In May, the company announced the first shipment of the DMC system and expects to close other orders in the third and fourth quarters.  Third, we continue to see growing acceptance and production deployment of our Utilities and Communications G-Technology solutions.  Each successful implementation and acceptance of this technology continues to prove that our Utilities and Communications solutions are having a direct and positive influence on our customers' workflows and return on investments.  Noteworthy customer acceptances this quarter included new systems at two major North American communications companies and three U.S. electric utilities.  Fourth, we have seen an increase in activity in national government-related business associated with geospatial data management and intelligence.

          IMGS is forecasting an increase in revenues to $50 million and an operating income of $1 million in the third quarter.

Corporate Holding Company

(In millions)	Q2 2003	Q1 2003	Q2 2002	6 months 2003	6 months 2002	Q3 2003 forecast
Revenues

	$ 3.0	$ 3.5	$ 3.6	$ 6.5	$ 6.1	$ 3.1
Income (loss) from operations	$ (6.6)	$ (4.7)	$ (6.6)	$ (11.3)	$ (11.3)	$ (5.7)

          The corporate holding company reports revenues and costs that are not the result of providing direct services to the vertical businesses.  These charges include:

          Costs that are directly the result of Intergraph being a publicly held company.

          Oversight costs associated with the offices of CEO, CFO, Treasurer, General Counsel, and corporate oversight costs in Europe and Asia.  These costs would likely not be incurred by the core businesses if they were truly separate and independent companies.

          Residual effects of exiting the hardware business, including management of warranty reserves and management of a repair depot.

          Revenues and expenses associated with the rental and management of excess facilities on the Huntsville campus.

          The increase in Corporate expenses in Q2 2003 compared to Q1 2003 is due to severance expenses, higher Corporate legal expenses, retention bonuses for employees of Z/I Imaging, and lower gross margins due to higher warranty costs and inventory reserves for the spare parts remaining in inventory.

Intellectual Property (IP)

          The Company has intellectual property that is used in a variety of industries, including computers, consumer electronics, telecommunications, and electronics design.  The Intellectual Property division is responsible for maximizing the value of the Company's IP portfolio by using both licensing and litigation options.  The Company remains actively engaged in both licensing discussions as well as patent litigation with several companies.  To provide consistency of reported results, all income and expenses associated with the Intellectual Property division, including legal expenses, are classified and reported in the Other Income (Expense) section of the income statement.

Intel Litigation: On July 29, 2001, the Company filed a patent infringement case against Intel Corporation in the U.S. District Court for the Eastern District of Texas.  The Texas case pertained to the Company's PIC patents and went to trial on July 2, 2002.  On October 10, the judge ruled that the PIC patents were valid, enforceable, and infringed by Intel's Itanium and Itanium 2 products.  Based upon the trial court's decision and the parties' prior settlement agreement, Intel paid $150 million to the Company in November 2002.  Intel has appealed this ruling.  Regardless of the outcome on appeal, the Company will retain the $150 million received for the trial court decision.  Intel will be required to pay an additional $100 million in damages if the trial court's decision is affirmed on appeal.  The parties have completed the briefing process, and oral argument is tentatively scheduled for the first week of December 2003.  The final decision from the appeal court is not expected until the first quarter of 2004.

OEM Litigation:On December 16, 2002, the Company filed a patent infringement action against Dell, Gateway and Hewlett-Packard/Compaq in the U.S. District Court for the Eastern District of Texas.  The Company's complaint alleges that products from the three computer vendors infringe U.S. Patent Numbers 4,899,275 and 4,933,835 and 5,091,846.  These computer system-level patents relate to memory management technology.  The OEM action seeks an unspecified amount of damages for past infringement, plus a statutory patent injunction.  The Company delayed serving the defendants with the lawsuit and engaged each defendant in licensing discussions.  These licensing discussions were not successful and the defendants were served on April 1.  The trial judge has set a scheduling conference for August 20, 2003, and has issued a tentative trial schedule for August 2004.  A final trial schedule will be issued by the court following the August 20 scheduling conference.  Any resulting final trial schedule will be posted to Intergraph's Web site when it is finalized.

On May 28, 2003, HP filed a patent countersuit against the Company in the Northern District of California, and has asked the Texas court to transfer the OEM case to the Northern District of California for consolidation with their countersuit.   The countersuit did not specify any accused infringing products or resulting damages, and the Company has challenged the validity of HP's complaint.  The Company has not determined what impact, if any, HP's countersuit may have on the Company's results of operations and cash flows.  The Company has also responded to HP's motion to transfer.  The Company will vigorously defend against HP's countersuit, and aggressively oppose HP's motion to transfer.

On June 21, 2003, Dell filed a counterclaim against Intel Corporation, adding them as a party to the OEM case.  Intel filed a general denial to Dell's counterclaim.  It is currently unclear what role Intel will play as a party in the OEM action.

Texas Instruments Litigation: On January 30, 2003, the Company filed a patent infringement action against Texas Instruments™ (TI) in the U.S. District Court for the Eastern District of Texas.  This action is directed at the TI family of Digital Signal Processors (DSP) marketed under the name TMS320C6000™.  These devices are used as high-performance embedded controllers in consumer products.  Their applications include audio and video encoders and decoders, broadband solutions, optical networking, telephony, voice processing, and wireless communications.  Visit the TI Web site (www.ti.com) for more specific information on the family of products and their applications.  A review of publicly available documents for the TMS320C6000 product family has confirmed that the processors employ the same parallel instruction computing technology described by the Company's PIC patents.  TI filed a general response to the Company's allegations, and the PIC case has been set for trial for October 2004.  The parties are currently engaged in the discovery process.

In May 2003, TI filed two patent countersuits against the Company.  The Company has responded to both countersuits, and plans to vigorously defend both actions.  The countersuits did not specify any accused infringing products or resulting damages.   As a result, the Company has not determined what impact, if any, this lawsuit may have on the Company's results of operations and cash flows.

Conference Call and Webcast

            Intergraph will provide an online, real-time Webcast and rebroadcast of the first quarter conference call to be held July 31, 2003, at 11:00 a.m. Eastern.  The live broadcast will be available online at www.intergraph.com/investors beginning at 11:00 a.m. Eastern.  (Listeners should sign on at this Web page a few minutes before the broadcast begins.)  The replay will be available shortly after the conference call ends and will remain online for one year.  In addition, the replay can be heard by telephone any time before the close of business August 31, 2003.  Call 1-800-333-1872 and refer to reservation #5448450.

Intergraph Corporation

Consolidated Balance Sheets (Unaudited)

                                                                                                                                                June 30,                December 31,

                                                                                                                                                   2003                           2002

(in thousands)

Assets

    Cash and short-term investments                                                                                         $ 498,557                  $   506,024

    Accounts receivable, net                                                                                                        152,229                       152,187

    Inventories, net                                                                                                                        17,931                         19,397

    Other current assets                                                                                                                39,184                         39,795

            Total current assets                                                                                                   707,901                       717,403

    Investments in affiliates                                                                                                           10,043                         20,700

    Capitalized software development costs, net                                                                           30,989                         29,830

    Other assets, net                                                                                                                    15,731                         16,889

    Property, plant, and equipment, net                                                                                        50,365                         50,818

                    Total Assets                                                                                                   $ 815,029                  $   835,640

Liabilities and Shareholders' Equity

    Trade accounts payable                                                                                                    $   17,179                  $     17,850

    Accrued compensation                                                                                                           30,610                         31,541

    Other accrued expenses                                                                                                         36,980                         35,730

    Billings in excess of sales                                                                                                        49,347                         43,908

    Income taxes payable                                                                                                            28,382                         67,477

    Short-term debt                                                                                                                            ---                              169

            Total current liabilities                                                                                             162,498                       196,675

    Deferred income taxes and other noncurrent liabilities                                                             16,920                         17,255

            Total shareholders' equity                                                                                       635,611                       621,710

                    Total Liabilities and Shareholders' Equity                                                  $ 815,029                  $   835,640

Intergraph Corporation

Consolidated Statements of Operations (Unaudited)

                                                                                                                     Quarter Ended                           Six Months Ended

                                                                                                                          June 30,                                        June 30,

                                                                                                               2003                   2002                     2003                 2002

(in thousands, except per share amounts)

Revenues

    Systems                                                                                       $   72,819          $     67,460          $ 143,225          $   138,354

    Maintenance                                                                                      34,053                 30,167               64,110                 58,329

    Services                                                                                            20,475                 24,943               40,565                 48,983

        Total revenues                                                                          127,347               122,570             247,900               245,666

Cost of Revenues

    Systems                                                                                            37,917                 32,899               74,377                 69,396

    Maintenance                                                                                     12,779                 13,516               25,075                 27,732

    Services                                                                                            15,066                 17,312               30,262                 33,875

        Total cost of revenues                                                                65,762                 63,727             129,714               131,003

            Gross profit                                                                            61,585                 58,843             118,186               114,663

Product development expenses                                                             14,605                 12,451               26,477                 24,717

Sales and marketing expenses                                                               25,612                 24,926               50,289                 47,503

General and administrative expenses                                                     18,509                 18,548               34,326                 34,452

            Income from operations                                                          2,859                   2,918                  7,094                   7,991

Intellectual property income (expense), net                                            (4,335)              293,320                     995               290,166

Gains (losses) on sales of assets                                                                 (65)                17,015                  1,155                 18,545

Interest income                                                                                      1,676                   1,665                  3,599                   2,661

Other income (expense), net                                                                    (326)                     804                    (369)                  1,449

        Total other income (expense)                                                    (3,050)              312,804                  5,380               312,821

            Income (loss) before income taxes and

               minority interest                                                                     (191)              315,722               12,474               320,812

Income tax benefit (expense)                                                                      985               (35,100)               (3,565)               (35,750)

            Income before minority interest                                                 794               280,622                  8,909               285,062

Minority interest in earnings of

    consolidated subsidiaries                                                                         ---                        (35)                      ---                        (97)

            Net income                                                                      $         794           $   280,587         $       8,909           $   284,965

Earnings per share:

    Basic                                                                                            $        0.02          $         5.67          $        0.19          $         5.73

    Diluted                                                                                         $        0.02          $         5.37          $        0.18          $         5.44

Weighted average shares outstanding:

    Basic                                                                                                  46,275                 49,506               46,238                 49,729

    Diluted                                                                                               48,404                 52,204               48,412                 52,375

Systems orders                                                                               $   87,300          $     76,400          $ 174,300          $   142,700

Services orders                                                                               $   21,500          $     20,700          $   38,700          $     42,300

Intergraph Corporation

Business Unit Information (Unaudited)

                                                                                           Quarter Ended                                               Six Months Ended
                                                                                           June 30, 2003                                                  June 30, 2003

                                                                               Total                Operating                                Total                Operating

                                                                           Revenues           Income (Loss)                       Revenues           Income (Loss)

(in thousands)

        PPO                                                            $   32,693                $     4,306                            $   63,205                $     8,475

        IPS                                                                   16,855                       3,562                                 33,379                       7,031

        ISG                                                                   30,078                       2,844                                 57,555                       3,980

        IMGS                                                               48,542                      (1,232)                                95,305                      (1,046)

        Corporate                                                           3,024                      (6,621)                                  6,493                    (11,346)

        Eliminations                                                        (3,845)                             0                                   (8,037)                            0

            Total Company                                        $  127,347                $     2,859                             $ 247,900                 $    7,094

Cautionary note regarding forward-looking statements

This news release (including, but not limited to, the Business Outlook) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, projections about revenues, operating income levels, margins, and market conditions and their anticipated impact on the Company and its vertical business segments; expectations regarding future results and cash flows; information regarding the development, timing of introduction, and performance of new products; any statements of the plans, strategies, and objectives of management for future operations; and expectations regarding the Company's various ongoing litigation proceedings. These forward-looking statements are subject to known or unknown risks and uncertainties (some of which are beyond the Company's control) that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, worldwide political and economic conditions and changes, the ability to attract or retain key personnel, increased competition, rapid technological change, unanticipated changes in customer requirements, the ability to protect the Company's intellectual property rights, the ability to access the technology necessary to compete in the markets served, risks associated with doing business internationally, risks associated with various ongoing litigation proceedings, and other risks detailed in our annual and quarterly filings with the Securities and Exchange Commission.

Intergraph Background Information

Intergraph Corporation <NASDAQ: INGR> is a worldwide provider of end-to-end technical solutions and systems integration.  Intergraph's vertically focused business units develop, market and support software and services for local and national governments and for global industries, including public safety; process, power and offshore; and mapping/GIS, utilities, communications and earth imaging.  In addition, Intergraph's intellectual property division manages the Company's portfolio of intellectual property, including patents, copyrights, and trademarks.  Intergraph is headquartered in Huntsville, Ala., with offices worldwide.  More information can be found at www.intergraph.com.

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